THE BLACK & DECKER CORPORATION
                               701 East Joppa Road
                             Towson, Maryland 21286
                                  410-716-3900
                                  Telex 87-930



                                  July 23, 1998



Windmere-Durable Holdings Inc.
5980 Miami Lakes Drive
Miami Lakes, Florida  33014-2467

Gentlemen:

         Reference is made to the Transaction Agreement dated as of May 10, 1998, by and between The Black & Decker Corporation ("Seller") and Windmere-Durable Holdings, Inc. ("Buyer"), as amended by Amendment No. 1 to Transaction Agreement dated as of June 26, 1998, pursuant to which, among other things, Seller agreed to sell and cause its subsidiaries to sell, and Buyer agreed to buy, the HPG Business on the terms and conditions set forth therein. Capitalized terms used herein but not defined shall have the meaning given to them in the Transaction Agreement.

         The Mexican Federal Competition Commission (the "Commission") has reviewed the transactions contemplated by the Transaction Agreement, and pursuant to its Communique dated July 6, 1998, has not objected to said transactions. The Commission has, however, conditioned the performance of the transactions in Mexico upon the modification of the term of the non-competition clause contained in Section 5.06 of the Transaction Agreement.

         This  letter,   therefore,   confirms  our   agreement  to  modify  the
non-competition clause in accordance with the Commission's Communique, and to add the following at the end of Section 5.06(a) of the Transaction Agreement:

         Notwithstanding  anything  contained  in this  Section  5.06(a)  to the contrary, with respect to both Additional Products and Designated Products, for a period commencing on the Closing Date and ending on the fifth anniversary thereof (the "Mexican Non-compete Term"), no Seller Company (for so long but only for so long as it remains a Seller Company) will, directly or indirectly, carry on or participate in the ownership, management or control of any Mexican Competing Business (as hereafter defined). "Mexican Competing Business" shall mean any business enterprise that sells in Mexico any Additional Products or Designated Products as of the date of the Transaction Agreement. Notwithstanding any provision of the Trademark License Agreement, the Mexican Non-compete Term shall not be subject to any extensions.




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Windmere-Durable Holdings, Inc.
July 23, 1998
Page 2



         If you agree to the foregoing, please sign and return the enclosed copy of this letter agreement.

                                            Very truly yours,

                                            THE BLACK & DECKER CORPORATION


                                            By  /s/  Charles E. Fenton
                                               Charles E. Fenton
                                               Senior Vice President and
                                                    General Counsel


Accepted and agreed
as of July 29, 1998

WINDMERE-DURABLE HOLDINGS INC.


By  /s/  Arnold Thaler
      Name:  Arnold Thaler
      Title:  Senior Vice President